Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Oneida Ltd.

Oneida, NY

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 27, 2012, relating to the 2011 consolidated financial statements of Oneida Ltd., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

New York, New York

May 6, 2013